FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207361-02

-----Original Message-----

From:  Cs Sp Syndicate (CREDIT SUISSE SECURI) [mailto:cssyndicate@bloomberg.net]

Sent:  Wednesday, May 18, 2016 4:30 PM

Subject:  **PRICED** NEW ISSUE CMBS IO’s XA/XB - CSAIL 2016-C6 **PUBLIC CMBS**

**PRICED** CSAIL COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2016-C6

SOLE BOOKRUNNERS:  Credit Suisse

Co-Manager:  Academy Securities

CLS	M/F/M*	BALANCE	WAL	CPN	Yld %	SPREAD	$ PX**
XA	Aa1/AAA/AAA	594.787	7.93	1.9773	4.2314	J+250	12.3412
XB	NR/AA-/AAA	34.536	9.53	0.988	5.0818	J+325	7.0190

**100CPY PRICING SCENARIO TO CALL

TIMING
Anticipated Pricing:	PRICED
Anticipated Settlement:	05/26/2016

CS SYNDICATE
Craig Leonard	212-325-8549
Roger Tedesco	212-325-8549
Colin Harrington	212-325-8549

CS CMBS BANKING
Matt Masso	212-325-4469
Chuck Lee	212-538-1807
Michael Brunner	212-325-0230
Kevin Quinn	212-538-4612

CS CMBS TRADING
Ted Moran	212-325-4240
Will Goldsmith	212-325-4240
Brad Marvin	212-325-4240

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Investors are urged to read the final prospectus relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus if you request it by calling toll-free 1-800-211-1037.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a “when, as and if issued” basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the “Automatic Termination”). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Credit Suisse Securities (USA) LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Credit Suisse Securities (USA) LLC and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the prospectus. The information in this free writing prospectus is preliminary and subject to change.

Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-207361) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-211-1037. The securities may not be suitable for all investors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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This message is for information only and its accuracy is not guaranteed; it is not an opinion. Price/yield information is indicative and may be changed without notice. The message is not an offer or solicitation to buy/sell financial instruments. Credit Suisse and its affiliates (‘CS’) may hold positions in, trade, or perform investment banking or other services for the companies named. References to terms of transactions are preliminary. CS is not acting as a municipal advisor. Where required by law, and except for FX instruments, pre-trade mid-market mark is the arithmetic mean of bid and offer prices unless otherwise stated; other regulatory disclosures are at https://plus.credit-suisse.com/.